Exhibit 99.1

Lincoln Generates Double-Digit Student Start Growth, Higher Earnings and Positive Cash Flow from Operations During Second Quarter of 2020

Conference call today at 10 a.m. ET

WEST ORANGE, N.J., August 11, 2020 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the second quarter ended June 30, 2020 as well as recent business developments.

Operational and Financial Highlights for the Quarter Ended June 30, 2020 vs. June 30, 2019

•	Student starts up 15.2%; Transportation and Skilled Trades segment rose by 13.5% and Healthcare and Other Professions segment grew 18.8%.
•	Ending population increase of 7.5% or 800 students, excluding approximately 700 students who are on a leave of absence.
•	EBITDA of $3.0 million delivered through cost management actions to address COVID-19, net income of $800,000.
•	Cash-flow from operations of $18.4 million and adjusted cash-flow from operations of $3.9 million excluding CARES Act impact.
•	Lower operating expenses resulting from cost management efforts and the impact of COVID-19.
•	Revenues of $62.5 million declined by only 1.7% due to success in maintaining a higher enrolled population through successful transition to remote learning.
•	All campuses reopened in the second quarter except for the New Jersey campuses which reopened in July and the New York campus which reopened in early August after the quarter end.

“Our second quarter results continue to demonstrate that Lincoln is successfully managing through many of the challenges presented by the COVID-19 pandemic,” said Scott Shaw, President and Chief Executive Officer.  “The team’s effective execution of our plan as we first transitioned to distance learning and then re-opened our campuses for on-site instruction allowed us to achieve another strong quarter.  We grew student starts at a double-digit rate, have continued to keep our students engaged while increasing graduation rates. The uncertainty of the current economic landscape has also led to an alarmingly high unemployment rate, unlike any other period in modern times, due to its rapid onset.   I believe our past success during periods of higher unemployment positions Lincoln to help a growing number of students acquire new skills for in-demand essential careers.  As of today, each of our 22 campuses are open for limited in person instruction and more than 11,000 students are progressing towards a new career. Despite the challenges presented by the pandemic, we are excited about the future prospects for our company.”

SECOND QUARTER 2020 FINANCIAL RESULTS COMPARED TO SECOND QUARTER 2019

•
Revenue was $62.5 million, down 1.7% from $63.6 million despite the 11.0% increase in average student population for the quarter.   The impact of COVID-19 has extended graduation dates for certain programs due to restricted access to externships sites and classroom labs.  These restrictions have deferred $0.9 million in revenue to the second half of the year.  In addition, non-tuition revenue was reduced $0.8 million due to credits issued to students for dorm and meal fees resulting from campus closures caused by COVID-19. The dorms are owned and operated by the Company.

•
Student starts increased 15.2%.  As a result, the Company’s total ending population as of June 30, 2020 grew 14.0% compared to the prior year.  After excluding students who are on leave of absence as a result of the impact of COVID-19, the ending population grew 7.5% or approximately 800 students.

•
Educational services and facilities expense decreased 11.8% to $26.2 million. Reduced costs were a result of several factors including facilities cost savings due to facility closure during the quarter as a result of actions taken to control transmission of COVID-19; renegotiation of lease terms at certain campuses reducing rent expense; and the reduction in instructional and books and tools expenses as a result of students completing their course remotely.

•
Selling general and administrative expense decreased 2.1% to $35.2 million. The decrease was primarily driven by cost reductions in sales, student services, and marketing investments, partially offset by an increase in bad debt expense and salaries and benefits expense.

•
Operating income increased $3.3 million during the quarter to $1.2 million from an operating loss of $2.1 million in the prior comparable period as a result of facilities closures due to COVID-19 in addition to management’s cost savings initiatives.

•	Net income increased to $0.8 million, or $0.02 per diluted share, compared to a net loss of $3.1 million, or $0.12 per diluted share.

•
At quarter close, total available liquidity was approximately $32.5 million consisting of cash and cash equivalents and restricted cash of $11.5 million, excluding amounts received under the CARES Act, and approximately $21.0 million available under the Company’s credit facility.  Total debt outstanding under the credit facility as of June 30, 2020 was $18.1 million compared to $26.5 million as of June 30, 2019.

SECOND QUARTER 2020 SEGMENT FINANCIAL RESULTS COMPARED TO SECOND QUARTER 2019

Transportation and Skilled Trades Segment

Revenue was $42.9 million, down 2.5% from $44.0 million despite the 6.9% increase in average student population.  Student start growth increased 13.5% for the three months ended June 30, 2020 as compared to the prior year comparable period.  As a result, the Company’s ending population as of June 30, 2020 grew 8.8% compared to prior year.  After excluding students who are on leave of absence as a result of the impact of COVID-19, the ending population grew 2.3% or approximately 170 students.  Non-tuition revenue was reduced $0.8 million due to credits issued to students for Company owned dorms and meal fees resulting from campus closures caused by COVID-19.  In addition, as a result of the impact of COVID-19, graduation dates for certain programs have been extended due to restricted access to externships sites and classroom labs which resulted in $0.1 million in revenue being deferred to the second half of the year.

Operating income increased $2.4 million, or 96.1% to $4.9 million from $2.5 million in the prior year as a result of closed facilities in addition to managements cost savings initiatives.

Healthcare and Other Professions Segment

Revenue remained essentially flat at $19.5 million for the three months ended June 30, 2020 and 2019, respectively, despite the 18.9% increases in average student population.  Student start growth increased 18.8% for the three months ended June 30, 2020 as compared to the prior year comparable period.  As a result, the Company’s ending population as of June 30, 2020 grew 24.4% compared to prior year.  After excluding students who are on leave of absence as a result of the impact of COVID-19, ending population grew 17.9% or approximately 640 students. Partially offsetting student start growth was the extension of graduation dates for certain programs which have been extended due to restricted access to externships sites and classroom labs due to COVID-19.  These restrictions have resulted in $0.8 million in revenue being deferred to the second half of the year.

Operating income increased $0.9 million, or 48.5% to $2.7 million from $1.8 million in the prior year driven by closed facilities in addition to managements cost savings initiatives.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses remained essentially flat at $6.4 million for the three months ended June 30, 2020 and 2019.

SIX MONTHS ENDING JUNE 30, 2020 FINANCIAL RESULTS COMPARED TO PRIOR YEAR

Total revenue increased by $5.7 million, or 4.5%, to $132.5 million, as compared to $126.8 million for 2019.  The Transportation and Skilled Trades segment revenue increased to $92.0 million a $3.6 million increase compared to $88.4 million in 2019.   The Healthcare and Other Professions segment revenue increased to $40.5 million a $2.0 million increase compared to $38.5 million in 2019.

Operating loss decreased by $6.8 million, to $0.2 million compared to $7.0 million in the prior year comparable period.  Educational services and facilities expense decrease by $3.2 million, or 5.4%, to $56.5 million for the year from $59.7 million in the prior year.  Selling, general and administrative expense increased by $2.2 million, or 3.0%, to $76.3 million from $74.1 million in the prior year.

CARES ACT FUNDS

Through the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Federal Government and Department of Education have demonstrated their recognition that students are being adversely affected by the continued disruption caused by COVID-19.  Lincoln was awarded a grant of approximately $27.4 million to help ensure the continued education of its students.  The majority of the funds have been disbursed to students to offset their additional expenses related to the disruption of school operations including eligible expenses under a student’s cost of attendance, such as food, housing, course materials, technology, health care and childcare.

The Company received $13.7 million from the first installment which is intended for emergency grants to students.  The Company distributed $11.1 million to the students and expects to distribute the remainder over the next few months.  In addition, the Company received $13.2 million of the $13.7 million from the second installment which is intended for institutional costs and additional emergency grants to students.  The Company utilized $1.3 million of the institutional funds for reimbursement of permitted COVID-19 expenses as of June 30, 2020.  The DOE has published guidance regarding permitted and prohibited use of these funds and requirements for reporting the use of these funds.  If the funds are not spent or accounted for in accordance with applicable requirements, the Company may be required to return funds or be subject to other sanctions.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 8246266. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 8246266.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2020	2019	2020	2019

REVENUE	$62,470	$63,569	$132,511	$126,833
COSTS AND EXPENSES:
Educational services and facilities	26,245	29,749	56,482	59,728
Selling, general and administrative	35,162	35,913	76,310	74,062
(Gain) loss on disposition of assets	(97)	-	(96)	1
Total costs & expenses	61,310	65,662	132,696	133,791
OPERATING INCOME (LOSS)	1,160	(2,093)	(185)	(6,958)
OTHER:
Interest income	-	2	-	7
Interest expense	(327)	(829)	(682)	(1,386)
INCOME (LOSS) BEFORE INCOME TAXES	833	(2,920)	(867)	(8,337)
PROVISION FOR INCOME TAXES	50	144	100	194
NET INCOME (LOSS)	$783	$(3,064)	$(967)	$(8,531)
Basic
Net income (loss) per common share	$0.02	$(0.12)	$(0.06)	$(0.35)
Diluted
Net income (loss) per common share	$0.02	$(0.12)	$(0.06)	$(0.35)
Weighted average number of common shares outstanding:
Basic	24,741	24,555	24,670	24,545
Diluted	24,741	24,555	24,670	24,545
Other data:

EBITDA (1)	$3,034	$(154)	$3,578	$(2,969)
Depreciation and amortization	$1,874	$1,939	$3,763	$3,989
Number of campuses	22	22	22	22
Average enrollment	11,552	10,405	11,422	10,496
Stock-based compensation	$325	$190	$617	$242
Net cash provided by (used in) operating activities	$18,415	$140	$6,468	$(10,782)
Net cash used in investing activities	$(1,688)	$(573)	$(2,975)	$(1,212)
Net cash (used in) provided by financing activities	$(500)	$1,238	$(16,169)	$(22,966)

Selected Consolidated Balance Sheet Data:	June 30, 2020 (Unaudited)

Cash and cash equivalents *	$23,342
Restricted cash	2,626
Current assets	61,006
Working deficit	(7,565)
Total assets	194,901
Current liabilities	68,571
Long-term debt obligations, including current portion, net of deferred financing fees	18,121
Series A convertible preferred stock	11,982
Total stockholders’ equity	42,062

* Includes $11.8 million in undistributed Cares Act funds.

As of June 30, 2020, the Company had a net cash balance of $7.8 million compared to $4.6 million at December 31, 2019.  The net debt/cash balance is calculated as our cash and cash equivalents and restricted cash less both the short and long-term portion under the Company’s credit agreement.  Included in cash and cash equivalents as of June 30, 2020 is $14.5 million of undistributed CARES Act funds.  Adjusted cash and cash equivalents which excludes cash in the bank from the CARES Act of $14.5 million, as of June 30, 2020, the Company had a net debt balance of $6.6 million. The decrease in cash position can mainly be attributed to the repayments of $16.0 million in borrowings under our credit facility and seasonality of our business.
(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, adjusted cash provided by (used in) operating activities, total liquidity and adjusted cash and cash equivalents are measures not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define adjusted cash provided (used in) operating activities as total cash provided by (used in) operating activities, less undistributed CARES Act funds.  We define total liquidity as total cash and cash equivalents plus restricted cash, less undistributed CARES Act funds, plus availability under the credit line. We define adjusted cash and cash equivalents as total cash and cash equivalents plus restricted cash less undistributed CARES Act funds.  EBITDA, reconciled cash provided by (used in) operating activities, total liquidity and reconciled cash and cash equivalents are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, reconciled cash provided by (used in) operating activities, total liquidity and reconciled cash and cash equivalents are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA, adjusted cash provided by (used in) operating activities, total liquidity and adjusted cash and cash equivalents:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2020	2019	2020	2019

Net income (loss)	$783	$(3,064)	$(967)	$(8,531)
Interest expense, net	327	827	682	1,379
Provision for income taxes	50	144	100	194
Depreciation and amortization	1,874	1,939	3,763	3,989
EBITDA	$3,034	$(154)	$3,578	$(2,969)

	Three Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2020	2019	2020	2019	2020	2019

Net income (loss)	$4,870	$2,484	$2,731	$1,839	$(6,818)	$(7,387)
Interest expense, net	-	-	-	-	327	827
Provision for income taxes	-	-	-	-	50	144
Depreciation and amortization	1,643	1,732	117	84	114	123
EBITDA	$6,513	$4,216	$2,848	$1,923	$(6,327)	$(6,293)

	Six Months Ended June 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2020	2019	2020	2019	2020	2019

Net income (loss)	$9,710	$4,300	$4,732	$2,811	$(15,409)	$(15,642)
Interest expense, net	-	-	-	-	682	1,379
Provision for income taxes	-	-	-	-	100	194
Depreciation and amortization	3,301	3,576	237	179	225	234
EBITDA	$13,011	$7,876	$4,969	$2,990	$(14,402)	$(13,835)

	Three Months Ended June 30, (Unaudited)
	2020	2019	Increase/ (decrease)
Total cash provided by operating activities	$18,415	$140	$18,275
Less: undistributed Cares Act funds	(14,463)	-	(14,463)
Adjusted cash provided by operating activities	$3,952	$140	$3,812

	Six Months Ended June 30, (Unaudited)
	2020	2019	Increase/ (decrease)
Total cash provided by (used in) operating activities	$6,468	$(10,782)	$17,250
Less: undistributed Cares Act funds	(14,463)	-	(14,463)
Adjusted cash (used in) operating activities	$(7,995)	$(10,782)	$2,787

	June 30, 2020 (Unaudited)	December 31, 2019
Cash and cash equivalents	$23,342	$23,644
Restricted cash	2,626	-
Total cash and cash equicalents and restricted cash	25,968	23,644
Less: undistributed Cares Act funds	(14,463)	-
Reconciled cash and cash equivalents	11,505	23,644
Add: availability under current credit line	21,000	21,000
Total liquidity	$32,505	$44,644

	June 30, 2020 (Unaudited)	December 31, 2019	Increase/ (decrease)
Cash and cash equivalents	$23,342	$23,644	$(302)
Restricted cash	2,626	-	2,626
Total cash and cash equicalents and restricted cash	25,968	23,644	2,324
Less: undistributed Cares Act funds	(14,463)	-	(14,463)
Adjusted cash and cash equivalents	$11,505	$23,644	$(12,139)

	Three Months Ended June 30,
	2020	2019	% Change
Revenue:
Transportation and Skilled Trades	$42,915	$44,028	-2.5%
Healthcare and Other Professions	19,555	19,541	0.1%
Total	$62,470	$63,569	-1.7%

Operating Income (Loss):
Transportation and Skilled Trades	$4,870	$2,484	96.1%
Healthcare and Other Professions	2,731	1,839	48.5%
Corporate	(6,441)	(6,416)	-0.4%
Total	$1,160	$(2,093)	155.4%

Starts:
Transportation and Skilled Trades	2,302	2,028	13.5%
Healthcare and Other Professions	1,127	949	18.8%
Total	3,429	2,977	15.2%

Average Population:
Transportation and Skilled Trades	7,298	6,827	6.9%
Healthcare and Other Professions	4,254	3,578	18.9%
Total	11,552	10,405	11.0%

End of Period Population:
Transportation and Skilled Trades	7,826	7,195	8.8%
LOA - COVID-19	(463)	-
Pro-forma Transportation and Skilled Trades	7,363	7,195	2.3%

Healthcare and Other Professions	4,456	3,582	24.4%
LOA - COVID-19	(233)	-
Pro-forma Healthcare and Other Professions	4,223	3,582	17.9%

Total Company	12,282	10,777	14.0%
LOA - COVID-19	(696)	-
Pro-forma Total Company	11,586	10,777	7.5%

	Six Months Ended June 30,
	2020	2019	% Change
Revenue:
Transportation and Skilled Trades	$91,971	$88,354	4.1%
Healthcare and Other Professions	40,540	38,479	5.4%
Total	$132,511	$126,833	4.5%

Operating Income (Loss):
Transportation and Skilled Trades	$9,708	$4,300	125.8%
Healthcare and Other Professions	4,733	2,811	68.4%
Corporate	(14,626)	(14,069)	-4.0%
Total	$(185)	$(6,958)	97.3%

Starts:
Transportation and Skilled Trades	4,022	3,849	4.5%
Healthcare and Other Professions	2,123	1,987	6.8%
Total	6,145	5,836	5.3%

Average Population:
Transportation and Skilled Trades	7,302	6,935	5.3%
Healthcare and Other Professions	4,120	3,561	15.7%
Total	11,422	10,496	8.8%

End of Period Population:
Transportation and Skilled Trades	7,826	7,195	8.8%
LOA - COVID-19	(463)	-
Pro-forma Transportation and Skilled Trades	7,363	7,195	2.3%

Healthcare and Other Professions	4,456	3,582	24.4%
LOA - COVID-19	(233)	-
Pro-forma Healthcare and Other Professions	4,223	3,582	17.9%

Total Company	12,282	10,777	14.0%
LOA - COVID-19	(696)	-
Pro-forma Total Company	11,586	10,777	7.5%

LINCOLN EDUCATIONAL SERVICES CORPORATION

Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Doug Sherk, dsherk@evcgroup.com, 415-652-9100
Media Relations: Tom Gibson, 201-476-0322